Exhibit 9(iv) under Form N-1A
                                   Exhibit 10 under Item 601/Reg. S-K

                ELECTRONIC COMMUNICATIONS AND RECORDKEEPING
                                 AGREEMENT
                                  BETWEEN
                  FEDERATED SHAREHOLDER SERVICES COMPANY
                                    AND
                          WESBANCO BANK WHEELING


     AGREEMENT, made this 1st day of March, 1996, between FEDERATED SHAREHOLDER SERVICES COMPANY on behalf of itself and its subsidiaries ("Federated"), with offices at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and WesBanco Bank Wheeling, on behalf of itself and its affiliates and subsidiaries (the "Institution"), with offices at 1 Bank Plaza, Wheeling, West Virginia 26003-3565.

     WHEREAS, Institution desires to perform certain services on behalf of its customers who are or may become Shareholders (as hereafter defined) of mutual funds for which Federated or its affiliates act as transfer agent; and administrator, distributor or adviser ("the Funds");

     WHEREAS, performance of such services may require access to Federated's electronic communication and recordkeeping systems or may require Federated or the Funds to act upon information about Shareholders (as hereafter defined) or their Accounts (as hereafter defined) supplied by Institution;

     WHEREAS, Federated is willing to provide such access or rely upon such information as hereinafter provided, subject to the agreement of Institution to provide indemnification to Federated;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                 SECTION 1
                            CERTAIN DEFINITIONS

     SECTION 1.1 Account. "Account" shall mean any shareholder account in any Fund for which Institution provides services on behalf of its customers who are or may become shareholders of the Funds.

     SECTION 1.2 Authorized Person. "Authorized Person" shall mean each agent or employee of Institution who is duly authorized to give
Instructions (as such term is defined below at Section 1.3) pursuant to this Agreement.

     SECTION 1.3 Instruction(s). "Instruction(s)" shall mean any instruction or communication including, but not limited to, an oral or written instruction or communication, and any such instruction or communication originated by facsimile indicating that such transmission originated from Institution, and instructions or communications received electronically. Instructions may include, but are not limited to, the following:

     (a) communicating account openings through computer terminals located on the Institution's premises (the "computer terminals"), through a toll-free telephone number or otherwise;

     (b) communicating account closings via the computer terminals, through a toll-free telephone number or otherwise;
     (c) entering purchase transactions through the computer terminals, through a toll-free telephone number or otherwise;

     (d) entering redemption transactions through the computer terminals, through a toll-free telephone number or otherwise;

     (e) electronically transferring and receiving funds for purchasing and redeeming shares of a Fund, and confirming and reconciling all such transactions; and

     (f)  account maintenance activity in Fund accounts.

     SECTION 1.4 Shareholder. "Shareholder" shall mean the shareholder of record of any Account.

                                 SECTION 2
                        OBLIGATIONS OF INSTITUTION

     SECTION 2.1 Authorization by Institution; Confirmation of Oral Instructions. Institution hereby authorizes Federated to accept, rely upon and act upon all Instructions received by Federated from or reasonably believed to be from Institution, all without the delivery by Institution of written authorization of the Shareholder. Institution authorizes Federated to accept, rely upon and act upon oral Instructions by any person identifying himself as an Authorized Person and to tape record such Instructions. Institution shall confirm all oral Instructions on the same day as given by facsimile, however, Federated may rely on the oral Instructions regardless of whether such facsimile is received.

     SECTION 2.2 Certificate of Authorized Persons. Institution shall provide a certificate signed by two authorized officers of Institution, setting forth the name and specimen signature of each Authorized Person (the "Certificate"). Institution shall promptly notify Federated if any such present Authorized Person ceases to be an Authorized Person and shall send to Federated a new Certificate in similar form in the event that other or additional Authorized Persons are elected or appointed. Until Federated receives any such new Certificate, Federated may rely upon Instructions received from or reasonably believed to be received from the present Authorized Persons as set forth in the Certificate or in any subsequently issued Certificate.

     SECTION 2.3 Duties, Functions and Responsibilities. Institution shall undertake the duties, functions and responsibilities contemplated hereby in a businesslike and competent manner. Institution shall conduct its activities under this Agreement in accordance with (a) all applicable laws, rules and regulations; (b) the then-current registration statements of the Funds; and (c) industry standards.

     SECTION 2.4 Information about Shareholders. Institution shall provide to Federated, with respect to each Account, the following information, and any subsequent changes to such information, which Institution hereby certifies is, and shall remain, true and correct: (a) the full and complete name of the Shareholder for Internal Revenue Service information reporting; (b) the Shareholder's address; (c) the Shareholder's Taxpayer Identification Number or notice of foreign status and applicable backup or penalty withholding status; and (d) the state or country code of tax residence of the Shareholder (if different from address). Institution shall provide Federated with such information in writing or by electronic transmission and any other medium that Federated reasonably requests.

     SECTION 2.5 Reconciling to Fund Records. The book entry records of the shareholder recordkeeping agent for each Fund shall be determinative with respect to each Account. Institution will notify Federated in writing of any discrepancy between its records and the records of Federated and the Fund within a reasonable period of time after it becomes aware of such discrepancy. Notwithstanding anything to the contrary, Institution solely shall be responsible and liable for any discrepancies between its records and the records of Federated and the Funds, provided that such discrepancy is not solely a result of the negligence of Federated or the Funds.

     SECTION 2.6 Retirement Accounts To the extent Institution provides any processing required in connection with acceptance of retirement plan accounts, including Individual Retirement Accounts ("IRA's") as defined under section 408 of the Internal Revenue Code, as amended, Institution agrees to be responsible for all required documentation in connection with such accounts, specifically including acceptance on behalf of the retirement plan custodian. Federated hereby authorizes Institution to provide such authorization in the name of such custodian or trustee.

                                 ARTICLE 3
                         OBLIGATIONS OF FEDERATED

     SECTION 3.1 Acceptance of Instructions. Federated may, for all Accounts, accept, rely upon and act upon all Instructions received by Federated from or reasonably believed to be from Institution, all without the delivery by Institution of written Instructions executed by a Shareholder.

     SECTION 3.2 Reliance by Federated. Federated may conclusively rely upon any Instructions received by it by any person whom Federated reasonably believes to be an Authorized Person.

     SECTION 3.3 Incomplete or Unclear Instructions. Federated shall not be required to act on any Instructions that, in its sole determination, are incomplete or unclear, and may defer action on such Instructions until Federated has resolved any question to its reasonable satisfaction. Federated shall notify Institution, by telephone or by facsimile, within one business day after it fails to act on any Instructions that it has determined are incomplete or unclear.

     SECTION 3.4  Limitation of Access to Federated's Electronic
Communication and Recordkeeping Systems. Federated may limit access to its electronic communication and recordkeeping systems. Notwithstanding any such limitation, Federated may act and rely upon all Instructions in any form received by Federated from or reasonably believed to be from an Authorized Person.

     SECTION 3.5 Processing Instructions and Communications. Federated shall correctly process any Instructions from Institution and execute the Institution's Instructions within a reasonable period of time of receipt, subject to any conditions or restrictions in the currently effective registration statement of each Fund or other applicable restrictions.

     SECTION 3.6 Performance as Transfer Agent. Federated shall perform all of its obligations under the Transfer Agency Agreement dated as of March 1, 1996.




                                 ARTICLE 4
               WARRANTIES AND REPRESENTATIONS OF INSTITUTION

     SECTION 4.1 Organization and Authority. Institution warrants and represents that it is a corporation duly organized in its state of incorporation and has the power and authority to conduct its business. Institution is a bank chartered under the laws of the State of West Virginia. The execution, delivery and performance by Institution of this Agreement has been duly authorized by all necessary corporate action of Institution. This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Institution, enforceable against it in accordance with its terms.

     SECTION 4.2 Adequate Facilities. Institution warrants and represents that it has adequate facilities, equipment, procedures, controls and skilled personnel to responsibly perform its duties and obligations hereunder.

     SECTION 4.3 Authorization from Shareholders; and Notification to Shareholders. Institution warrants and represents that:

     4.3.1 each Shareholder has authorized Institution to act as Shareholder's agent and to take any actions contemplated in this Agreement with respect to each Account of each Shareholder;

     4.3.2 such authorization or notification will inform the Shareholder of all material facts relating to Federated's electronic communication and recordkeeping systems, including (i) that Institution is the agent of the Shareholder and that errors by Institution in providing Instructions or in the use of Federated's electronic communication and recordkeeping systems are the responsibility of Institution, and not the Funds or Federated; (ii) that only Institution is liable to the Shareholder for actions taken or initiated by Institution; and
          (iii) that Institution, the Funds, and Federated are not liable to the Shareholder for any loss resulting from an erroneous transaction if the Shareholder does not challenge the transaction within 30 days after a confirmation of the transaction is sent to the Shareholder;

     4.3.3 Institution shall refrain from issuing Instructions with respect to a Shareholder's Account immediately upon receipt of notice that the Shareholder has revoked authorization to give such Instructions;
     4.3.4 all Instructions, including, but not limited to, changes in registration, transfers, exchanges and liquidations, will be duly authorized by the Shareholder of such Account and shall be lawful and not submitted for any improper, inappropriate or illegal purpose; and

     4.3.5 Federated is properly authorized to effect changes in its or the Funds records upon receipt of Instructions.

     SECTION 4.4 Insurance. Institution warrants and represents that Institution maintains adequate fidelity insurance, errors and omissions insurance and other insurance coverage appropriate for the Institution's duties and obligations under this Agreement. Upon written request, Institution will provide evidence of such insurance coverage and on each such policy or bond.

     SECTION 4.5 Taxpayer Identification. Institution warrants and represents that each Taxpayer Identification Number or certificate of foreign status provided by Institution to the Funds and Federated has been certified, under penalties of perjury, by the Shareholder on the appropriate Internal Revenue Service form or an acceptable substitute. Institution agrees that it shall promptly advise the Funds or Federated of any other matter that may affect the responsibilities of the Funds or Federated to Shareholders pursuant to the Internal Revenue Code of 1986, as amended. Institution further agrees that it shall maintain adequate documentation to verify the foregoing for each Account.

     SECTION 4.6 Authority of Authorized Persons. Institution warrants and represents that:

     4.6.1 each Authorized Person set forth on the Certificate has been duly authorized by a duly elected officer of Institution to provide Instructions pursuant to this Agreement;

     4.6.2 Institution shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy and integrity of all Instructions, including, but not limited to, procedures (i) requiring all Instructions on behalf of Institution to originate from a specific office (or offices) designated by Institution; and (ii) limiting the use of each computer terminal used for transmitting Instructions to Federated's electronic communication and recordkeeping systems to Authorized Persons with adequate training and supervision. Upon Federated's request, Institution shall provide Federated with copies of its security procedures with respect to the foregoing and shall use and safeguard any access passwords, codes, manuals or other information it obtains with respect to Federated's electronic communication and recordkeeping systems and the data thereon in a manner consonant with the protection of its own proprietary business records.

     SECTION 4.7 Institution's Financial Condition. Institution represents and warrants that it shall deliver to Federated its audited annual report, its quarterly financial reports and such other financial statements as Federated shall reasonably request which indicate the Institution's financial condition and, if applicable, net capital ratio. Institution further represents and warrants that such statements fairly represent its financial condition and/or net capital ratio on the date of such statements and that there has been no material adverse change in its financial condition and/or net capital ratio since that date.

     SECTION 4.8 Confidentiality. Institution shall treat as confidential all data it receives through Federated's electronic communication and recordkeeping systems, except to the extent required by applicable law, rule or regulation.


                                 ARTICLE 5
                     WARRANTIES AND REPRESENTATIONS OF
                                 FEDERATED

     SECTION 5.1 Organization and Authority. Federated warrants and represents that it is a business trust duly organized in the State of Delaware and has the power and authority to conduct its business. The execution, delivery and performance by Federated of this Agreement has been duly authorized by all necessary corporate action of Federated. This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Federated, enforceable against it in accordance with its terms.

     SECTION 5.2 Proper Registration. Federated warrants that it has duly registered as transfer agent pursuant to the Securities Exchange Act of 1934, that its registration remains in full force and effect, and that it will take all action required to maintain such registration as a transfer agent, including, without limitation, making all required filings to the Securities and Exchange Commission and complying with all rules of the Securities and Exchange Commission applicable to transfer agents.

     SECTION 5.3 Adequate Facilities. Federated warrants and represents that it has adequate facilities, equipment, procedures, controls and skilled personnel to responsibly perform its duties and obligations hereunder.

     SECTION 5.4 Confidentiality. Federated shall treat as confidential all data it receives from Institution through Federated's electronic communication and recordkeeping systems, except to the extent required by applicable law, rule or regulation.

                                 ARTICLE 6
                              INDEMNIFICATION

     SECTION 6.1 Indemnification by Institution. Institution shall indemnify and hold harmless the Funds, the Funds' custodian, the Funds' transfer agent, the Funds' underwriter, the Funds' investment adviser, Federated, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, subcontractors, employees and assigns of each of the foregoing (collectively, "Indemnified Fund Parties"), against and from any and all demands, damages, liabilities, and losses, or any threatened, pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys' fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in settlement), to which any of them may be or become subject as a result or arising out of: (a) any action reasonably taken by Federated in reliance upon the Institution's Instructions; (b) any act or omission by Institution or its agents which constitutes negligence, gross negligence, or willful misconduct; (c) any breach of the Institution's representations or warranties contained in this Agreement; (d) the Institution's failure to comply with any of the terms of this Agreement; (e) the Institution's action or inaction relating to any duties, functions, procedures or responsibilities undertaken by Institution pursuant to this Agreement or otherwise, including that which may arise out of the malfunction of equipment, systems, programs and telephone lines; (f) the failure by Institution to obtain written authorization from a Shareholder to facilitate any transaction through Federated's electronic communication and recordkeeping systems; and (g) Federated's reasonable acceptance of and reliance on any Instruction without supporting documentation. Institution shall make all payments hereunder promptly upon presentation by an Indemnified Fund Party of an invoice therefor, which invoice relates to any payment, including any partial payment, made by the Indemnified Fund Party in respect of any and all demands, damages, liabilities, and losses, or any threatened, pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in settlement), to which any of them may be or become subject which give rise to indemnification by Institution under this Agreement. At the request of any of the Indemnified Fund Parties, Institution shall provide for an appropriate defense against any circumstances which may give rise to indemnification by Institution under this Agreement. Institution represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement. In no event shall Institution be liable for demands, damages, liabilities and losses arising out of failure of its equipment or force majeure.

     SECTION 6.2 Indemnification by Federated. Federated shall indemnify and hold harmless Institution, each of the Institution's affiliated companies, and all of the divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Institution Parties"), against and from any and all demands, damages, liabilities, and losses, or any threatened, pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in settlement) to which any of them may be or become subject as a result or arising out of: (a) any act or omission by Federated or its agents which constitutes negligence, gross negligence or willful misconduct; (b) any breach of Federated's representations or warranties contained in this Agreement; or (c) Federated's failure to comply with any of the terms of this Agreement. An Indemnified Institution Party may make demand for indemnification for any payment, including any partial payment, made by the Indemnified Fund Party in respect of any and all demands, damages, liabilities, and losses, or any threatened, pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in settlement), to which any of them may be or become subject which give rise to indemnification by Institution under this Agreement. At the request of any of the Indemnified Institution Parties, Federated shall provide for an appropriate defense against any and all demands, damages, liabilities, and losses, or any threatened, pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in settlement) to which any of them may be or become subject which give rise to indemnification by Federated under this Agreement. In no event shall Federated be liable for demands, damages, liabilities and losses arising out of failure of its equipment or force majeure.

     SECTION 6.3 Contribution, Cooperation, Good Faith. The parties recognize that certain circumstances will arise where a loss may not be clearly attributable to one party or the other. The parties agree to cooperate with each other and to act in good faith in examining the facts of such situations, and understand that in certain of such situations it will be appropriate for both the Fund Indemnified Parties and the Indemnified Institution Parties to contribute to effect a resolution of the matter.



                                 ARTICLE 7
                               MISCELLANEOUS

     SECTION 7.1 Termination. Either party may terminate this Agreement upon 30 days' written notice to the other party. The obligations of Article 6 shall survive the termination of this Agreement.

     SECTION 7.2 Force Majeure. Federated and Institution shall have no liability for cessation of services hereunder or any damages resulting therefrom to Institution as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

     SECTION 7.3 Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Pennsylvania, without regard to conflict of law. The venue shall be The Western District of Pennsylvania.

     SECTION 7.4 Assignment. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party (other than pursuant to a consolidation, merger, transfer of all or substantially all the assets or other business combination transaction) and any purported transfer or assignment without such consent will be void.

     SECTION 7.5 Notice. Whenever notice is required under this Agreement, it shall be given in writing by first class mail, return receipt requested, to Federated at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, attention: Assistant Vice President, Transfer Agency Services, Federated Shareholder Services Company, attention: Tom Schmitt; and to WesBanco Bank Wheeling at 1 Bank Plaza, attention: Jerome
B. Schmitt.

     SECTION 7.6 Integrity of Data. Institution shall take all reasonable steps to protect and insure the integrity of the data it transmits into Federated's electronic communication and recordkeeping systems and to prevent the damage of records maintained by others, including the Funds or Federated.
     SECTION 7.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto, and neither of the parties shall be bound by any conditions, warranties, or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the effective date hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

     SECTION 7.8 Attorneys' Fees. If any dispute arising out of this Agreement is litigated between the parties hereto, the prevailing party shall be entitled to recover its reasonable attorneys' fees in addition to any other relief to which it may be entitled.

     SECTION 7.9 Waiver of Remedies. A waiver of a breach or a default under this Agreement shall not be a waiver of any subsequent default. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

     SECTION 7.10 Captions. Captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     SECTION 7.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

     SECTION 7.12 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 7.13 Amendment. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing and executed by each of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective officers hereunto duly authorized.
                         FEDERATED SHAREHOLDER SERVICES COMPANY
                         By:   /s/ R. Jeffrey Niss
                         Name:     R. Jeffrey Niss
                         Title:         President
     Attest:             By:    /s/ Thomas J. Ward
                         Name:     Thomas J. Ward
                         Title:         Secretary
                         WESBANCO BANK WHEELING
                         By:    /s/ Jerome B. Schmitt
                         Name:     Jerome B. Schmitt
                         Title:         Executive Vice President
Attest:                        By:    /s/ Thomas B. McGaughy
                         Name:     Thomas B. McGaughy
                         Title:         Assistant Secretary



                                                                 SCHEDULE A

                   CERTIFICATE OF AUTHORIZED INDIVIDUALS

                          1st day of March, 1996


NAME, TITLE                   SIGNATURE, FACSIMILE SIGNATURE
  Jerome B. Schmitt, Executive Vice President
  Thomas B. McGaughy, Vice President - Trust Administration and Assistant Secretary













The undersigned hereby attest that they are officers of WesBanco Bank Wheeling and are duly authorized to, and do so designate the aforelisted individuals as Authorized Persons under the Electronic Communications and Recordkeeping Agreement between WesBanco Bank Wheeling and Federated Shareholder Services Company this designation to be effective as of June 1, 1996.

                         By:
                         Name:
                         Title:

                         By:
                         Name:
                         Title: